Date:  August 25, 1999


DIAMOND HOME SERVICES PRESIDENT AND COO RESIGNS

WOODSTOCK, Ill., Aug. 25 /PRNewswire/ -- Diamond Home Services, Inc. (Nasdaq:
DHMS - news) today announced the resignation of Geoffrey H. Foreman, president and chief operating officer of Diamond Home Services.

C. Stephen Clegg, chairman and chief executive officer, will temporarily assume the day-to-day operating responsibilities of Diamond Home Services. Mr. Foreman has agreed to assist Mr. Clegg as a consultant during this period.

"We regret Geoff's decision to leave to pursue other opportunities, and are pleased that we will be able to tap into his expertise on key issues in the coming months," said Mr. Clegg. "We wish him well in his future endeavors."

Diamond Home Services, Inc. is a leading national marketer and contractor of installed home improvement products, including roofing systems, gutters, doors, and fencing. The Company, through its subsidiary, Reeves Southeastern Corporation, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the U.S. Reeves Southeastern operates 32 distribution centers primarily in the eastern half of the U.S. In addition, Reeves Southeastern furnishes and installs private-label fencing home improvement products. Through its subsidiary Diamond Exteriors, Inc.(R) the Company markets installed home improvement products and services directly to consumers, primarily under the "SEARS" name. Through its finance subsidiary Marquise Financial Services, Inc. the Company also offers financing to its customers. The Company has home consultants located in major cities across the U.S., providing the Company with a presence in markets covering approximately 80% of the owner-occupied households in the U.S.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on home consultants and on the availability of qualified independent installers, lead activity and costs related thereto, the outcome of discussions with its creditors and other constituencies, and conditions in the installed home improvement industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the Company's most recent annual report on Form 10-K, its filings an Form 10-Q, management's discussion and analysis in the Company's most recent annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.